Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CALLIOPE GAS RECOVERY SYSTEM TRACK RECORD DEMONSTRATES

COMPELLING ECONOMIC AND OPERATING RESULTS

DENVER, COLORADO, December 3, 2007—CREDO Petroleum Corporation (NASDAQ:  CRED) today provided recently compiled data regarding the track record for its Calliope Gas Recovery System.

James T. Huffman, President, stated, “In connection with discussions about Calliope with other companies, we recently compiled and summarized the complete track record for our Calliope Gas Recovery System.  Calliope has achieved impressive results over our entire group of Calliope wells, with truly compelling results on our non-R&D applications.  Because we own and operate all the wells on which Calliope has been installed, our data is accurate and verifiable.”

Calliope’s Track Record — Calliope has been installed on 25 wells to date.  At the time Calliope was installed, 14 of the wells were dead (an average of two to three years), nine were uneconomic and two were marginal.  Twenty-three of the wells were acquired from other operators after they had given-up on them.  The previous operators were mostly medium to large independent oil and gas companies.

The 25 Calliope applications are grouped into two categories — research and development wells and non-research and development wells, also referred to as “go-forward” applications.  Eleven of the 25 wells are R&D applications and 14 are go-forward applications.  R&D wells generally represent the first experimental application of a Calliope configuration in a wellbore.  For example, the first installation of Calliope inside a particular tubing size is classified as an R&D application.

Huffman further stated, “To fully appreciate Calliope’s performance, it is necessary to keep in mind that our track record is on a group of wells that were far less than ideal candidates for Calliope.  We were able to purchase wells only after the previous operators had exhausted the range of other liquid lift options and had given-up on the wells.  In addition, many of the wells have compromised wellbores or reservoirs that were damaged by ineffective liquid lift methods and “parting shots”.

Even on these less than ideal wells, Calliope has achieved compelling results as shown in the table below.  For example, the entire group of 14 non-R&D wells shown in the first line of the table were producing a total of only 88 Mcfd (thousand cubic feet of gas per day) when Calliope was installed.  Without Calliope, the wells represented a substantial plugging liability.  However, with Calliope, those same 14 wells have now produced an incremental 3.4 Bcfe (billion cubic feet of gas equivalent) to date, and they are still producing about 2.0 MMcfd (million cubic feet per day).  With Calliope, the 14 wells now have ultimate estimated proved producing Calliope reserves totaling almost 14 Bcf, worth tens of millions of dollars at today’s gas prices.

					Reserves	Prod	Total
	No. of	F&D	LOE	“All In”	Per Well	to Date	Reserves
Group	Wells	(Per Mcf)	(Per Mcf)	(Per Mcf)	(Bcfe)	(Bcfe)	(Bcfe)

Non R&D Wellbores	14	$0.41	$0.61	$1.02	1.0	3.4	13.6

R&D Wellbores	11	$2.73	$1.42	$4.15	.2	.6	1.4

All Wells	25	$0.68	$0.76	$1.44	.6	4.0	15.0

“Calliope has achieved remarkable performance on wells where other operators had exhausted all of their options and saw no further value,” Huffman noted.  “This track record proves that Calliope can be far superior to other liquid lift methods in creating new value from many mature wells.

“By any measure, both the finding costs and the total cost to the pipeline (‘all in’) on our existing Calliope applications are far below industry averages.  On go-forward applications, finding costs have averaged only $0.41 per Mcf, and the total cost into the pipeline is an extremely low $1.02 per Mcf.

“R&D wellbores include the cost of both successful and unsuccessful experiments, as well as costs associated with our learning curve.  Nevertheless, even if all of the R&D applications are included, our total Calliope project finding cost is still a very low $0.68 per Mcf and the total cost into the pipeline is an impressive $1.44 per Mcf.

“Calliope’s low finding costs are enabling us to continue to significantly expand the range of Calliope applications.  This will include low permeability reservoirs like many of those in the ‘resource plays’.  Even if we lower our Calliope reserve threshold by 75%, to 250 MMcfe, our finding costs remain very acceptable at $1.64 per Mcf.”

The Last Well Standing — “In competitive reservoirs, Calliope wells have proven time and again that Calliope will outperform nearby wells that use other liquid lift options even though the other wells have reservoir advantages such as higher structural position, more feet of pay and/or better porosity,” Huffman said.  “This means that Calliope not only substantially increases reserve recoveries from the Calliope well itself, but also can be expected to capture incremental reserves that would otherwise go to the competition.

“We now have enough data on certain reservoirs to make head-to-head comparisons of Calliope wells to other wells in the same reservoir.  The three cases documented below are each for two well reservoirs where a Calliope well is competing with the other well in the reservoir.  In each case, the Calliope well was dead (or near dead) at the time Calliope was installed and the competing well was producing economically because it occupies a preferential position in the reservoir.  Also in each case, other liquid lift technologies were being utilized on the competing well.

“The comparative results for all three cases are combined in the table below.  The results are compelling, particularly considering that the Calliope wells all started at a significant production disadvantage to the competing wells, but have now swung to a 246% production advantage and are expected to ultimately achieve a 500% advantage.”

Production rate at the time Calliope was installed (twelve month average):
Competing wells	606	Mcfd
Calliope wells	5	Mcfd
Calliope disadvantage	1 to 120

Production since Calliope was installed:
Competing wells	496	MMcfe
Calliope wells	1,716	MMcfe (or 1.716 Bcfe)
Calliope advantage to date	+246%

Current producing status of wells:
Competing wells	2 dead; 1 producing 65 Mcfd
Calliope wells	All producing economically, totaling about 500 Mcfd

Projected ultimate production from date Calliope installed:
Competing wells	623	MMcfe
Calliope wells	3,900	MMcfe (or 3.9 Bcfe)
Calliope advantage	+526%

Case 1 (Two Well Morrow Reservoir in Oklahoma) — The Calliope well was purchased after the previous operator had exhausted the range of other liquid lift options and had given-up on the well. Although the Calliope well was dead, the competing well in the same reservoir was producing 39 Mcfd because it is structurally high to the Calliope well.  However, since Calliope was installed, the Calliope well has outperformed the competing well by 760%, having produced 1.015 Bcfe compared to 118 MMcfe for the competing well.  The competitive advantage in the reservoir has reversed because the competing well is now dead and the Calliope well is still producing 200 Mcfd.  The Calliope well is estimated to ultimately outperform the competing well by 13 to 1 during the Calliope installation period.

Case 2 (Two Well Springer Reservoir in Oklahoma) — The Calliope well was purchased after the previous operator had tried other liquid lift options and had given-up on the well.  At the time Calliope was installed, the Calliope well was producing only 5 Mcfd and the competing well in the same reservoir was producing 220 Mcfd because it is almost 500 feet structurally high to the Calliope well.  However, since Calliope was installed, the Calliope well has outperformed the competing well by 50%, having produced 373 MMcfe compared to 248 MMcfe for the competing well.  The competitive advantage is now reversed with the Calliope well producing 165 Mcfd compared to 65 Mcfd for the competing well.  The Calliope well is estimated to ultimately outperform the competing well by 300% during the Calliope installation period.

Case 3 (Two Well Upper Morrow Reservoir in Texas) — The Calliope well was purchased after the previous operator had exhausted the range of other liquid lift options and had given-up on the well.  Although the Calliope well was dead at the time Calliope was installed, the competing well in the same reservoir was still producing 347 Mcfd because it is structurally high to the Calliope well and has more feet of pay and better porosity.  However, since Calliope was installed, the Calliope well has outperformed the competing well by 150%, having produced 328 MMcfe compared to 130 MMcfe for the competing well.  The competitive advantage is reversed because the competing well is now dead and the Calliope well is still producing over 100 Mcfd.  The Calliope well is estimated to ultimately outperform the competing well by 400% during the Calliope installation period.

A Single Step Solution to Liquid Loading Problems — “Calliope’s impressive performance on our less than ideal group of wells indicates that a substantial improvement can be expected on more suitable candidates,” Huffman noted.

“We believe that installing Calliope immediately at the onset of liquid loading problems rather than as the final step after other options are exhausted will improve Calliope’s overall economics by 20% to 30%.  In addition to reducing the overall costs normally associated with addressing liquid loading problems, installing Calliope sooner rather than later will increase reserve recoveries by mitigating liquid damage to reservoirs and preventing loss of reserves to competing wells.”

Reliable and Flexible Liquid Lift Technology — “Calliope has never failed to lift the liquids out of a wellbore,” Huffman said.  “In addition, Calliope has operated reliably and trouble free on most of our go-forward applications.  For example, Calliope has made 15,000 to 20,000 trouble free lift cycles on our J. C. Carroll well even though the well produces sand on a regular basis.”

Calliope has also proven to be extremely flexible.  The ability to operate below packers and in tubular restrictions as small as 1.79 inches are two attributes that separate Calliope from most other liquid lift technologies.  Calliope is currently operating in wells ranging in depth from 6,500 feet to 18,600 feet, and has lowered reservoir pressure below 100 psi.

Calliope Owner’s Manual — “In addition to fully documenting Calliope’s track record, we have developed a comprehensive Owner’s Manual designed to make our Calliope knowledge and expertise readily transferable,” Huffman said.  “The Owner’s Manual contains complete and comprehensive start-to-finish documentation for Calliope applications over a wide range of depths, wellbore configurations and producing conditions, including both sweet and sour gas environments.”

The Owner’s Manual covers the four phases of a Calliope project:  the well evaluation phase, the system design and procurement phase, the installation phase, and the operations phase.  The manual facilitates:

•                  rapid screening of candidate wells,

•                  custom design of systems with user-friendly proprietary programs and software,

•                  procurement from standardized blueprints, drawings and parts lists,

•                  routine installation, and

•                  operation by existing field personnel.

“Much of the value of our Calliope system is in the specialized ‘know-how’ we have developed through years of experimentation and trial and error,” Huffman said.  “The Owner’s Manual is essential to the knowledge transfer that is required for scalability.”

Management Comment — “As data from our Calliope applications continues to accumulate, we have analyzed and compiled the information to facilitate our discussions with other companies regarding using Calliope on their wells,” Huffman said.  “For example, we now have empirical data which clearly shows that Calliope is outperforming competing wells despite their preferential location in the reservoir and their corresponding production advantage at the time we installed Calliope.  Our new data package includes the well by well details of the track record summarized in this press release.

“From a prototype in the garage, we have now developed, fully documented and refined Calliope over a wide range of depths and wellbore configurations.  In the process, Calliope has exceeded our expectations time and again by adding substantial proved reserves at low costs on wells given-up on by operators using other liquid lift methods.  Calliope has never failed to lift the liquid out of a wellbore, making it a very reliable and low risk technology.

“On just the 14 non-R&D wells shown in the table above, Calliope created 14 Bcf of new proved reserves, worth tens of millions of dollars, from mostly dead and uneconomic wells.  Going forward, just 45 to 50 Calliope applications can create $100 million of present value at today’s gas prices.

“Our new Calliope data package has generated considerable interest from other companies.  A joint venture agreement has recently been completed with a sizable company and a Calliope system is in the process of being installed on a high potential well.  In addition, we are currently negotiating with several companies, both large and small, regarding additional joint ventures.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200

Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.